UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2009

ICON CASH FLOW PARTNERS L.P. SEVEN LIQUIDATING TRUST
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27926	20-7478738
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue, 4th Floor
New York, New York 10011

(Address of Principal Executive Offices)
____________________

(212) 418-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

ICON Cash Flow Partners L.P. Seven Liquidating Trust (the “Trust”) will make a special distribution in the aggregate amount of $120,000.00 (the “Distribution”) to the beneficiaries of the Trust, which were the holders of partnership interests in ICON Cash Flow Partners L.P. Seven as of July 12, 2007.  The Managing Trustee of the Trust determined that the Trust should make the Distribution as a result of interest income that was earned on the amounts held in the escrow account established in connection with the Trust’s only asset, an investment in North Sea (Connecticut) Limited Partnership ("North Sea"), which entitles the Trust to receive proceeds from the litigation with Rowan Companies, Inc. ("Rowan") regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.  On March 7, 2007, the Texas State Court issued a final judgment and order that, among other things, ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, of which the Trust's gross portion is approximately $26,000,000.  Rowan appealed the Texas State Court's judgment. The Texas Court of Appeals held the appeals hearing on May 1, 2008 and we are currently waiting for the Court’s decision. The parties would then have the right to appeal the Texas Court of Appeals decision to the Texas Supreme Court. While it is not possible at this stage to determine the likelihood of the outcome, the Trust believes the Court's decision is correct and it is working with the other North Sea partners to vigorously pursue these claims and defend against Rowan's appeal of the final judgment and order.

The Distribution, which will be paid on April 1, 2009, will be made to each beneficiary, represents approximately $0.12 per beneficial interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON CASH FLOW PARTNERS L.P. SEVEN LIQUIDATING TRUST
By: ICON CAPITAL CORP., its Managing Trustee

Dated: March 23, 2009	By: /s/ Michael A. Reisner
Michael A. Reisner
Co-Chief Executive Officer and Co-President